Exhibit 10.13

Seagate Technology (the “Company”)

FY2010 Non-Management Board Member Compensation

as Approved by the Board of Directors on January 27, 2010,

with an effective date of January 1, 2010

Director Stock Grants

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Each newly appointed or elected non-management director will receive an initial stock option grant to purchase 55,000 shares with an exercise price equal to fair market value as of the date of the grant, plus an initial grant of 15,000 restricted shares. The grant date for these awards shall be the date of the director’s election or appointment. The fair market value per common share shall be determined under the terms of the Seagate Technology 2004 Stock Compensation Plan. Each restricted share grant will carry a four-year vesting schedule (measured from the vesting measurement date for the calendar year in which the grant is made), 25% cliff per year on each anniversary of the vesting measurement date. Each stock option grant will carry a four-year vesting schedule (measured from the vesting measurement date for the calendar year in which the grant is made), vesting as to 25% of the shares on the first anniversary of the vesting measurement date, with monthly vesting thereafter for the remaining shares to complete vesting in the subsequent three years. All restricted share and stock option grants become fully vested in the event of a “Change in Control” of Seagate.  For non-incumbent director nominees, the vesting measurement date shall be either the grant date or an earlier date in the same calendar month as the grant date based on the anticipated schedule of the Annual General Meeting of Shareholders (the “AGM”) for the next four years following the grant date and intended to occur shortly before the AGM. (Until the time that the vesting measurement date is adjusted either by the Board of Directors or the Compensation Committee, the vesting measurement date for all such grants to non-incumbent director nominees will be October 15 of the year in which the grant occurs.) For appointed directors, the vesting measurement date shall be the date of commencement of Board service, which shall generally be the date of the Board meeting at which the director is appointed. However, if the new director was, prior to commencement of Board service, an officer or member of the board of directors of an entity the stock, assets and/or business of which has been acquired by Seagate, the number of shares of the initial grant shall be determined by the existing members of the Board, but shall not exceed the grant of 55,000 option shares and a grant of 15,000 restricted shares.

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Each year at the AGM, each incumbent non-management director with a minimum of six (6) months tenure as of the date of the AGM who is re-elected to the Board shall automatically receive a stock option grant to purchase 10,000 shares of the Company’s common stock with an exercise price equal to fair market value as of the date of the grant, plus a grant of 5,000 restricted shares. The grant date for these awards shall be the date of the AGM. Each restricted share grant will carry a four-year vesting schedule (measured from the vesting measurement date for the calendar year in which the grant is made), 25% cliff per year on each anniversary of the vesting measurement date. Each stock option grant will carry a four-year vesting schedule (measured from the vesting measurement date for the calendar year in which the grant is made), vesting as to 25% of the shares on the first anniversary of the vesting measurement date, with monthly vesting thereafter for the remaining shares to complete vesting in the subsequent three years. All restricted share and stock option grants become fully vested in the event of a “Change in Control” of Seagate.  The vesting measurement date shall be either the grant date or an earlier date in the same calendar month as the grant date based on the anticipated schedule of the AGM for the next four years following the grant date and intended to occur shortly before the AGM. (Until the time that the vesting measurement date is adjusted either by the Board of Directors or the Compensation Committee, the vesting measurement date for all such grants will be October 15 of the year in which the grant occurs.)

Cash Compensation.  All annual cash retainers shall be payable to the directors in four equal installments to directors in good standing at the date of each regular quarterly board meeting. Newly appointed Directors will be paid effective for the fiscal quarter of their first Board Meeting attendance.

Board Service Compensation

•	Each board member shall receive an annual cash retainer of $50,000.

Lead Independent Director Compensation

•	The Lead Independent Director shall receive an additional annual cash retainer of $25,000.

Committee Service Compensation

Audit Committee

•	The Chair of the Audit Committee shall receive an additional annual cash retainer of $50,000.
•	Each member of the Audit Committee shall receive an additional annual cash retainer of $25,000.

Compensation Committee

•	The Chair of the Compensation Committee shall receive an additional annual cash retainer of $20,000.
•	Each member of the Compensation Committee shall receive an additional annual cash retainer of $10,000.

Nominating and Corporate Governance Committee

•	The Chair of the Nominating and Corporate Governance Committee shall receive an additional annual cash retainer of $20,000.
•	Each member of the Nominating and Corporate Governance Committee shall receive an additional annual cash retainer of $10,000.

Strategic and Financial Transactions Committee

•	The Chair of the Strategic and Financial Transactions Committee shall receive an additional annual cash retainer of $20,000.
•	Each member of the Strategic and Financial Transactions Committee shall receive an additional annual cash retainer of $10,000.

Travel Expense Reimbursements

•	Directors shall be reimbursed for all reasonable expenses related to traveling to Board meetings.